                                                Exhibit 99.1

FOR IMMEDIATE RELEASE

First Financial Bancorp Announces Stock Repurchase Plan

Cincinnati, Ohio - December 22, 2020 - First Financial Bancorp (Nasdaq: FFBC) has announced that its Board of Directors has approved a stock repurchase plan. The plan authorizes the purchase of up to 5,000,000 shares of the Company’s common stock, representing approximately 5 percent of the Company’s issued and outstanding shares of common stock as of September 30, 2020. The stock repurchase plan will be effective upon the expiration of the Company’s current repurchase plan on December 31, 2020, and will continue for two years.

“In response to the Covid-19 pandemic, we decided to suspend share repurchase activity in the first quarter of 2020," said First Financial CEO Archie Brown. "While we currently have no specific timeline for resuming share repurchases, the reauthorization of this plan is a part of our normal capital planning process and provides us with the option to be opportunistic as we gain more clarity around the current economic environment.”

Share repurchases will be made periodically as permitted by securities laws and other legal requirements and will be subject to market conditions, as well as other factors. Repurchases may be made in the open market, through block trades or otherwise, and in privately negotiated transactions. Share purchases may be commenced or suspended at any time or periodically without prior notice.

About First Financial Bancorp.
First Financial Bancorp. is a Cincinnati, Ohio based bank holding company. As of September 30, 2020, the Company had $15.9 billion in assets, $10.2 billion in loans, $11.6 billion in deposits and $2.2 billion in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its six lines of business: Commercial, Retail Banking, Investment Commercial Real Estate, Mortgage Banking, Commercial Finance and Wealth Management. These business units provide traditional banking services to business and retail clients. Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.8 billion in assets under management as of September 30, 2020. The Company operated 143 full service banking centers as of September 30, 2020, primarily in Ohio, Indiana and Kentucky, while the Commercial Finance business lends into targeted industry verticals on a nationwide basis. Additional information about the Company, including its products, services and banking locations, is available at www.bankatfirst.com.

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Media Contact:
Timothy Condron, Director Corporate Communications
Email: media@bankatfirst.com